Exhibit 5.1

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402

October 2, 2006

Spectre Gaming, Inc.
14200 23rd Avenue N.
Minneapolis, Minnesota 55447

Re:	Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to Spectre Gaming, Inc., a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about October 2, 2006 relating to the registration under the Securities Act of 1933 (the “Securities Act”) of the resale by the selling shareholders identified in the Registration Statement of an aggregate of 37,433,213 shares of the Company’s common stock, $.01 par value per share, consisting of 75,000 issued and outstanding shares of common stock, and 8,242,549 shares of common stock issuable upon the conversion of outstanding Variable Rate Convertible Debentures, 4,673,525 shares of common stock issuable in satisfaction of certain interest-payment obligations relating to the Variable Rate Convertible Debentures, 17,464,274 shares of common stock issuable upon the exercise of certain warrants (the “Warrants”), and an additional 6,977,865 shares of common stock that the Company is contractually obligated to register for resale and which are potentially issuable pursuant to the Variable Rate Convertible Debentures, interest thereon, or upon exercise of the warrants issued in connection therewith. All of the foregoing shares of common stock are collectively referred to as the “Covered Shares.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the articles of incorporation and the bylaws of the Company, each as amended and as currently in effect; (iii) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the shares covered by the Registration Statement, the preparation and filing of the Registration Statement and certain related matters; and (iv) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We are attorneys licensed to practice in the State of Minnesota and the opinions expressed herein are limited to the laws of the State of Minnesota and the federal securities laws of the United States.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Covered Shares that are outstanding have been duly authorized for issuance and are validly issued, fully paid and non-assessable, and the Covered Shares that are issuable have similarly been duly authorized for issuance and, upon their issuance in conformity with the terms and conditions of the Variable Rate Convertible Debentures and Warrants, shall be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus filed as part of the Registration Statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP